EXHIBIT (d)(4)
MULTILINK TECHNOLOGY CORPORATION

STOCK OPTION AGREEMENT

RECITALS:

A.  The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board or of the board of directors of any Parent or Subsidiary and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.  Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation’s grant of an option to Optionee.

C.  All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

NOW, THEREFORE, it is hereby agreed as follows:

1.  Grant of Option.    The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Certificate. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price. Optionee hereby acknowledges receipt of a copy of the Plan and the Plan prospectus, both of which are available on the AST StockPlan website. The provisions of the Plan are made a part of this Agreement by this reference and Optionee agrees to be bound by the terms and conditions of the Plan. If any provision of this option is inconsistent with any provision of the Plan, such provision of the Plan shall govern.

2.  Option Term.    This option shall expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

3.  Limited Transferability.    This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution following Optionee’s death and may be exercised, during Optionee’s lifetime, only by Optionee. However, if this option is designated a Non-Statutory Option in the Certificate, then this option may be assigned in whole or in part during Optionee’s lifetime to one or more members of the Optionee’s family or to a trust established for the exclusive benefit of one or more such family members or the Optionee’s former spouse, to the extent such assignment is in connection with Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this option immediately prior to such assignment. Notwithstanding the foregoing, the Optionee may also designate one or more persons as the beneficiary or beneficiaries of this option and this option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding this option. Such beneficiary or beneficiaries shall take the transferred option subject to all the terms and conditions of this Agreement, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

4.  Dates of Exercise.    This option shall vest and become exercisable for the Option Shares in one or more installments on the date or dates applicable to each such installment as specified in the Vesting Schedule set forth in the Certificate (the “Vesting Schedule”), in the columns entitled “Vesting in Period Occurs” and “Date of Vest.” As used in the column entitled “Vesting in Period Occurs,” the term “End of Period” means that the number of shares set forth on the applicable line on the Vesting Schedule shall vest and become exercisable in full on the date set forth in the column entitled “Date of Vest” and the terms “Monthly”, “Quarterly” or “Annually” mean that the number of shares set forth on the applicable line on the Vesting Schedule shall vest and become exercisable in equal successive installments at the end of each month, quarter or year, as applicable, in the period which ends on the date set forth on such line in the column entitled “Date of Vest” and begins on the later of (i) the “Vesting Start Date” (as set forth in the Certificate) or (ii) the date set forth in the column entitled “Date of Vest” on the immediately preceding line, if any, on the Vesting Schedule. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

5.  Cessation of Service.     The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(a)  Should Optionee cease to remain in Service for any reason (other than death, Permanent Disability or Misconduct) while this option is outstanding, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service or such later date as determined by the Plan Administrator) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

(b)  Should Optionee die while this option is outstanding, then the personal representative of Optionee’s estate or the person or persons to whom the option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution or the designated beneficiary or beneficiaries of this option shall have the right to exercise this option. Such right shall lapse, and this option shall cease to be outstanding, upon the earlier of (i) the expiration of the twelve (12)-month period measured from the date of Optionee’s death or (ii) the Expiration Date.

(c)  Should Optionee cease Service by reason of Permanent Disability while this option is outstanding, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

(d)  During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of vested Option Shares for which the option is exercisable at the time of Optionee’s cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any vested Option Shares for which the option has not been exercised. However, this option shall, immediately upon Optionee’s cessation of Service for any reason, terminate and cease to be outstanding with respect to any Option Shares for which this option is not otherwise at that time exercisable.

(e)  Should Optionee’s Service be terminated for Misconduct, then this option shall terminate immediately and cease to remain outstanding.

6.  Special Acceleration of Option.

(a)  This option to the extent outstanding at the time of a Change in Control but not otherwise fully exercisable, shall not become exercisable on an accelerated basis if and to the extent: (i) this option is, in connection with the Change in Control, to be assumed by the successor corporation (or parent thereof) or (ii) this option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on the Option Shares for which this option is not otherwise at that time exercisable (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such shares) and provides for subsequent payout in accordance with the same option exercise/vesting schedule set forth in the Certificate. However, if none of the foregoing conditions apply, an outstanding option shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully vested shares of Common Stock.

(b)  Immediately following the Change in Control, this option shall terminate and cease to be outstanding, except to the extent this option is assumed by the successor corporation (or Parent thereof) in connection with the Change in Control or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction.

(c)  If this option is assumed in connection with a Change in Control or is otherwise to continue in full force and effect, then this option shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control, and appropriate adjustments shall also be made to the Exercise Price, provided the aggregate Exercise Price shall remain the same.

(d)  This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

7.  Adjustment in Option Shares.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the total number and/or class of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.
8.  Shareholder Rights.    The holder of this option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

9.  Manner of Exercising Option.

(a)  In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

(i)  To the extent the option is exercised for vested Option Shares, by contacting Salomon Smith Barney by directly accessing its website (www.benefitaccess.com) or by clicking on the link entitled “Stock Options: Exercise Instructions” on the AST StockPlan website, following the instructions of Salomon Smith Barney (the “Exercise Instructions”) and paying the exercise price pursuant to the provisions set forth below for the Option Shares for which the option is exercised. To the extent the option is exercised for unvested Option Shares, the Optionee shall follow the instructions set forth in the preceding sentence and the Optionee shall also be required to approve and agree to be bound by a Purchase Agreement with respect to any unvested Option Shares, which Purchase Agreement shall be available on the AST StockPlan website.

(ii)  Pay the aggregate Exercise Price for the purchased shares in one or more of the following forms:

(A)  cash or check made payable to the Corporation;

(B)  a full-recourse, interest bearing promissory note payable to the Corporation, but only to the extent authorized by the Plan Administrator in accordance with Paragraph 14;

(C)  shares of Common Stock held by Optionee (or any other person or persons exercising the option) for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

(D)  to the extent the option is exercised for vested Option Shares, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (I) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (II) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent the sale and remittance procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the exercise of the option.

(iii)  Furnish to the Corporation appropriate documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

(iv)  Make appropriate arrangements with the Corporation (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all Federal, state and local income and employment tax withholding requirements applicable to the option exercise.

(b)  As soon as practical after the Exercise Date, the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto. To the extent any such Option Shares are unvested, the certificates for those Option Shares shall be endorsed with an appropriate legend evidencing the Corporation’s repurchase rights and may be held in escrow with the Corporation until such shares vest.

(c)  In no event may this option be exercised for any fractional shares.

10.  No Impairment of Rights.    This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. In addition, this Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason, with or without cause.

11.  Compliance with Laws and Regulations.

(a)  The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any Stock Exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

(b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

12.  Successors and Assigns.    Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

13.  Notices.    Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address last provided by the Optionee to the Company. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

14.  Financing.    The Plan Administrator may, in its absolute discretion and without any obligation to do so, permit Optionee to pay the Exercise Price for the purchased Option Shares by delivering a full-recourse promissory note payable to the Corporation. The terms of any such promissory note (including the interest rate, the requirements for collateral and the terms of repayment) shall be established by the Plan Administrator in its sole discretion.

15.  Construction.    This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

16.  Governing Law.    The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

17.  Excess Shares.    If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of Common Stock which may without shareholder approval be issued under the Plan, then this option shall be void with respect to those excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan.

18.  Additional Terms Applicable to an Incentive Option.    In the event this option is designated an Incentive Option in the Certificate, the option is intended to be an incentive stock option as described in Code Section 422, but the Corporation does not represent or warrant that the option qualifies as such. The Optionee should consult with the Optionee’s own tax advisors regarding the tax effects of this option and the requirements necessary to obtain favorable income tax treatment under Code Section 422, including, but not limited to, holding period requirements with respect to the Option Shares after exercise of this option. In addition, the following terms and conditions shall also apply to the grant:

(a)  This option shall cease to qualify for favorable tax treatment as an Incentive Option if (and to the extent) this option is exercised for one or more Option Shares: (A) more than three (3) months after the date Optionee ceases to be an Employee for any reason other than death or Permanent Disability or (B) more than twelve (12) months after the date Optionee ceases to be an Employee by reason of Permanent Disability.

(b)  No installment under this option shall qualify for favorable tax treatment as an Incentive Option if (and to the extent) the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which such installment first becomes exercisable hereunder would, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or any other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should such One Hundred Thousand Dollar ($100,000) limitation be exceeded in any calendar year, this option shall nevertheless become exercisable for the excess shares in such calendar year as a Non-Statutory Option.

(c)  Should the exercisability of this option be accelerated upon a Change in Control, then this option shall qualify for favorable tax treatment as an Incentive Option only to the extent the aggregate Fair Market Value (determined at the Grant Date) of the Common Stock for which this option first becomes exercisable in the calendar year in which the Change in Control occurs does not, when added to the aggregate value (determined as of the respective date or dates of grant) of the Common Stock or other securities for which this option or one or more other Incentive Options granted to Optionee prior to the Grant Date (whether under the Plan or any other option plan of the Corporation or any Parent or Subsidiary) first become exercisable during the same calendar year, exceed One Hundred Thousand Dollars ($100,000) in the aggregate. Should the applicable One Hundred Thousand Dollar ($100,000) limitation be exceeded in the calendar year of such Change in Control, the option may nevertheless be exercised for the excess shares in such calendar year as a Non-Statutory Option.

(d)  Should Optionee hold, in addition to this option, one or more other options to purchase Common Stock which become exercisable for the first time in the same calendar year as this option, then the foregoing limitations on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.

19.  Acknowledgment and Agreement.    By clicking on the button below labeled “I Have Read and Agree,” Optionee acknowledges that he or she has read and understands the terms and conditions of this Agreement and agrees to be bound by all of such terms and conditions.

IN WITNESS WHEREOF, Multilink Technology Corporation has caused this Agreement to be executed by its duly-authorized officer as of the Grant Date.

MULTILINK TECHNOLOGY CORPORATION

ADDENDUM

TO

STOCK OPTION AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, the accompanying Stock Option Agreement (the “Option Agreement”) by and between the Corporation and Optionee evidencing the stock option (the “Option”) granted on the Grant Date to Optionee under the terms of the Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to them in the Option Agreement.

INVOLUNTARY TERMINATION FOLLOWING CHANGE IN CONTROL

1.  To the extent the Option is, in connection with a Change in Control, to be assumed or otherwise continued in full force and effect in accordance with Paragraph 6 of the Option Agreement, the Option shall not accelerate upon the occurrence of that Change in Control, and the Option shall accordingly continue, over Optionee’s period of Service after the Change in Control, to become exercisable for the Option Shares in one or more installments in accordance with the provisions of the Option Agreement. However, immediately upon an Involuntary Termination of Optionee’s Service within eighteen (18) months following such Change in Control, the assumed Option, to the extent outstanding at the time but not otherwise fully exercisable, shall automatically accelerate so that the Option shall become immediately exercisable for all the Option Shares at the time subject to the Option and may be exercised for any or all of those Option Shares as fully vested shares.

2.  The Option as accelerated under Paragraph 1 of this Addendum shall remain so exercisable until the earlier of (i) the Expiration Date or (ii) the expiration of the one (1)-year period measured from the date of the Optionee’s Involuntary Termination.

3.  For purposes of this Addendum the following definitions shall be in effect:

An INVOLUNTARY TERMINATION shall mean the termination of Optionee’s Service by reason of:

Optionee’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

Optionee’s voluntary resignation following (A) a change in Optionee’s position with the Corporation (or Parent or Subsidiary employing Optionee) which materially reduces Optionee’s duties and responsibilities or the level of management to which Optionee reports, (B) a reduction in Optionee’s level of compensation (including base salary, fringe benefits and target bonus under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of Optionee’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Optionee’s consent.

4.  The provisions of Paragraph 1 of this Addendum shall govern the period for which the Option is to remain exercisable following the Involuntary Termination of Optionee’s Service within eighteen (18) months after the Change in Control and shall supersede any provisions to the contrary in Paragraph 5 of the Option Agreement.

IN WITNESS WHEREOF, Multilink Technology Corporation has caused this Addendum to be executed by its duly-authorized officer as of the Grant Date.

MULTILINK TECHNOLOGY CORPORATION

APPENDIX

The following definitions shall be in effect under the Agreement:

A.  AGREEMENT shall mean this Stock Option Agreement.

B.  BOARD shall mean the Corporation’s Board of Directors.

C.  CERTIFICATE shall mean the Certificate of Stock Option Grant accompanying this Agreement on the AST StockPlan website, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

D.  CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)  a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction,

(ii)  a sale, transfer or other disposition of all or substantially all of the Corporation’s assets, or

(iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders.

E.  CODE shall mean the Internal Revenue Code of 1986, as amended.

F.  COMMON STOCK shall mean shares of the Corporation’s Class A common stock.

G.  CORPORATION shall mean Multilink Technology Corporation, a California corporation.

H.  EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

I.  EXERCISE DATE shall mean the date on which the option shall have been exercised by completion by Optionee of all of the required actions pursuant to Paragraph 9 of the Agreement, which date shall also constitute the “Exercise Date” as defined in the Plan.

J.  EXERCISE PRICE shall mean the “Grant Price” per Option Share as specified in the Certificate.

K.  EXPIRATION DATE shall mean the date on which the option expires as indicated by the “Grant Expiration Date” specified in the Certificate.

L.  FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)  If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as the price is reported on the Nasdaq National Market. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)  If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M.  GRANT DATE shall mean the date of grant of the option as indicated by the “Grant Date” specified in   the Certificate.

N.  INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422, which shall be indicated by the abbreviation “ISO” next to the caption “Type of Stock Option” on the Certificate.

O.  MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of Optionee or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

P.  NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422, which shall be indicated by the abbreviation “NQ” next to the caption “Type of Stock Option” on the Certificate.

Q.  OPTION SHARES shall mean the number of shares of Common Stock subject to the option as set forth next to the caption “Option to Purchase:” in the Certificate.

R.  OPTIONEE shall mean the person to whom the option is granted as specified in the Certificate.

S.  PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

T.  PERMANENT DISABILITY shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

U.  PLAN shall mean the Corporation’s 2000 Stock Incentive Plan.

V.  PLAN ADMINISTRATOR shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

W.  PURCHASE AGREEMENT shall mean the stock purchase agreement (in form and substance satisfactory to the Corporation) which grants the Corporation the right to repurchase, at the Exercise Price, any and all unvested Option Shares held by Optionee at the time of Optionee’s cessation of Service and which precludes the sale, transfer or other disposition of any purchased Option Shares while those shares are unvested and subject to such repurchase right.

X.  SERVICE shall mean the Optionee’s performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

Y.  STOCK EXCHANGE shall mean the American Stock Exchange or the New York Stock Exchange.

Z.  SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

AA.  10% SHAREHOLDER shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).